    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2001


                                                      REGISTRATION NO. 333-58752
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                           NEON COMMUNICATIONS, INC.

             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                                4813                             04-3523408
  (State or Other Jurisdiction                (Primary Standard                     (IRS Employer
of Incorporation or Organization)                Industrial                      Identification No.)
                                         Classification Code Number)


                            ------------------------

                              2200 WEST PARK DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 616-7800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                           STEPHEN A. BOGIAGES, ESQ.
                                GENERAL COUNSEL
                           NEON COMMUNICATIONS, INC.
                              2200 WEST PARK DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 616-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

      ALEXANDER A. BERNHARD, ESQ.                SCOTT E. PUESCHEL, ESQ.
           HALE AND DORR LLP                        HALE AND DORR LLP
            60 STATE STREET                        11951 FREEDOM DRIVE
   BOSTON, MASSACHUSETTS 02109-1803              RESTON, VIRGINIA 20190
            (617) 526-6000                           (703) 654-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2001


                                  $25,000,000

                           NEON COMMUNICATIONS, INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS

                            ------------------------

    We may from time to time issue up to $25,000,000 aggregate principal amount of common stock, preferred stock, debt securities and/or warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.


    We have entered into an agreement with Ramius Securities LLC, as underwriter, relating to the sale by us, from time to time, through the underwriter of shares of our common stock that could result in maximum gross proceeds to us of up to $7,552,998, provided that the number of shares of our common stock we sell pursuant to this arrangement will not exceed 1,875,000 shares. Please see the description of this arrangement under the heading "Plan of Distribution--Existing Underwriting Arrangement" beginning on page 25 of this prospectus.



    This prospectus also may be used for the offer and sale of up to an additional 50,000 shares of common stock which may be acquired by Ramius Securities LLC upon exercise of warrants. We will not receive any proceeds from the sale of these shares. As described in the preceding paragraph, Ramius Securities LLC is acting as an underwriter with respect to some of the securities being offered by this prospectus.


    Our common stock is traded on the Nasdaq National Market under the symbol "NOPT."
                            ------------------------


   INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 2.


                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.
                            ------------------------

                      Prospectus dated             , 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
About This Prospectus.......................................      1
NEON Communications, Inc....................................      1
Deficiency of Earnings To Fixed Charges.....................      1
Risk Factors................................................      2
Special Note Regarding Forward-Looking Information..........      8
Use of Proceeds.............................................      9
The Securities We May Offer.................................      9
Description of Common Stock And Preferred Stock.............     10
Description of Debt Securities..............................     14
Description of Warrants.....................................     19
Legal Ownership of Securities...............................     21
Selling Stockholder.........................................     25
Plan of Distribution........................................     25
Legal Matters...............................................     29
Experts.....................................................     29
Where You Can Find More Information.........................     29
Incorporation of Certain Documents By Reference.............     30


                            ------------------------

    Whenever we refer to "NEON Communications," "NEON," "we," "our" or "us" in this prospectus, we mean "NEON Communications, Inc." and its consolidated subsidiary, NEON Optica, Inc., unless the context suggests otherwise. When we refer to "you" or "yours," we mean the holders of the applicable series of securities.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $25,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information".

                           NEON COMMUNICATIONS, INC.


    We own and operate a technologically advanced, high-bandwidth fiber optic network, consisting of approximately 1,900 route miles. Our network averages approximately 43 fibers per mile and therefore includes a total of approximately 81,000 fiber miles. It extends from Portland, Maine to Washington, D.C.


    We have built our network primarily using electric utility rights-of-way, which we believe provide significant competitive advantages compared to alternative rights-of-way in our territory, such as railbeds and highways. Most significantly, our utilization of electric utility rights-of-way allows us to provide alternative routes to our customers which, when combined with their existing routes over more conventional rights-of-way, provide more reliable redundant routes than if our network utilized the same rights-of-way as their existing capacity because our alternative routes would not share common points of failure with the other conventional routes. These utility rights-of-way also enable us to provide direct connections to our customers.

    We currently provide our customers with the following services:

    - SONET PRIVATE LINE LIT FIBER SERVICES. Fixed, high-bandwidth amounts of point-to-point long-haul or local access transport capacity with our optical transmission equipment offered across our network at fixed-cost pricing.

    - DARK FIBER LEASES. Fiber strands contained within a fiber optic cable which has been laid but does not include optical transmission equipment.

    - LAMBDA EXPRESS MANAGED WAVELENGTH SERVICES. Exclusive long-term use of one or more wavelengths on a single fiber optic strand coupled with our optical transmission equipment, primarily on long-haul routes. This service was rolled out in the fourth quarter of 2000 and we expect revenues from this service beginning in 2001.

    - COLLOCATION. Rental space in our carrier class points of presence in which carrier customers bond electronically and semi-permanently to our network.

    We conduct our operations through NEON Optica, Inc., our subsidiary, which acts as the primary operating entity, generating revenues primarily through the provision of capacity on our network. Our principal executive offices are located at 2200 West Park Drive, Westborough, Massachusetts 01581 and our telephone number is (508) 616-7800.

                    DEFICIENCY OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

    For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, earnings from continuing operations were insufficient to cover fixed charges by a ratio of approximately 4.5x, 10.11x, 0.45x, 0.23x, and 0.78x, respectively.

    The deficiencies of earnings to fixed charges and preferred stock dividends are identical to the deficiencies presented in the table above. We currently have no shares of preferred stock issued and outstanding.

                                  RISK FACTORS

    Investing in our securities involves risk. There are a number of important factors that could affect our business and our future operating results, including, without limitation, the factors set forth below. The prospectus supplement applicable to each of our securities may also contain a discussion of other risks applicable to an investment in our securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operation.

RISK RELATING TO OUR FINANCIAL SITUATION


    WE HAVE EXPERIENCED SIGNIFICANT NET LOSSES THROUGHOUT OUR HISTORY, AND ARE CURRENTLY EXPERIENCING CASH FLOW PROBLEMS. AS A RESULT, WE MAY NEED ADDITIONAL FINANCING IN ORDER TO FUND OUR OPERATIONS AND CARRY OUT OUR BUSINESS PLAN, AND IF WE ARE UNABLE TO OBTAIN THIS FINANCING, OUR BUSINESS MAY BE SEVERELY HARMED AND WE MAY BE REQUIRED TO SEEK PROTECTION FROM OUR CREDITORS UNDER THE FEDERAL BANKRUPTCY LAWS.



    We have incurred cumulative net losses since our inception of approximately $112,800,000. As of June 30, 2001, we had approximately $16,100,000 in unrestricted cash on hand.



    After giving effect to a reduction in capital expenditures, we will have funds sufficient to finance our operations into the second quarter of 2002. If we are unable to obtain additional financing, we may be forced to suspend capital expenditures, downsize our operations and delay our network expansion and customer growth plans. As a result, our rate of revenue growth could cease or slow materially and the fulfillment of our business plan and the date when we might achieve profitability may be substantially delayed.


RISKS RELATING TO OUR BUSINESS STRATEGY

    OUR BUSINESS STRATEGY DEPENDS UPON ANTICIPATED CUSTOMER DEMAND FOR OUR SERVICES, AND OUR FAILURE TO OBTAIN CUSTOMERS FOR OUR SERVICES AT PROFITABLE RATES WOULD ADVERSELY AFFECT OUR BUSINESS RESULTS.


    Our ability to become profitable depends upon our ability to secure a market for our services and obtain service contracts with our communications customers. Many of our targeted customers may also be our potential competitors. If our services are not satisfactory or cost competitive, our targeted customers may utilize other providers where available, or construct their own networks, which would reduce their need for our services and create future sources of competition for us.


    INTENSE COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY FROM A BROAD RANGE OF COMPETITORS MAY PREVENT US FROM OBTAINING CUSTOMERS AND REQUIRE US TO LOWER PRICES.


    The telecommunications industry is highly competitive. We face substantial competition from companies with significantly greater financial and other resources whose capacity is interchangeable with the capacity we offer, including incumbent local telephone companies, competitive local telephone companies and major long distance companies. In addition, potential competitors capable of offering services similar to those offered by us include other communications service providers that own and operate their own networks and equipment, including cable television companies, electric utilities, microwave carriers, satellite carriers, wireless communication system operators and end-users with private communications networks. Three of our principal stockholders, Northeast Utilities, or NU, New England Business Trust (an affiliate of Energy East Corporation) and Consolidated Edison
Communications, Inc. each own or have rights, through one or more affiliates, to fibers in the cable that includes a portion of our network, which permits each of them to compete directly with us in the future if they use these fibers for purposes other than their corporate requirements. Our rights-of-way are non-exclusive so that other service providers (including the utilities themselves) could install competing networks using the same rights-of-way.


    BECAUSE WE OFFER A RELATIVELY NARROW RANGE OF SERVICES IN COMPARISON TO SOME OF OUR COMPETITORS, WE CANNOT ACHIEVE REVENUES COMPARABLE TO COMPANIES OFFERING A BROADER ARRAY OF SERVICES AND MAY BE AT A COMPETITIVE DISADVANTAGE WITH RESPECT TO THE SERVICES WE OFFER.

    Unlike more diversified telecommunications companies, we derive and expect to continue to derive substantially all of our revenues from the leasing of fiber optic capacity on a wholesale basis to our customers, most of whom are telecommunications companies and Internet service providers serving end-users. The limited nature of our current services could limit our potential revenues and result in our having lower revenues than competitors which provide a wider array of services.

    DUE TO RAPIDLY EVOLVING TECHNOLOGIES IN OUR INDUSTRY AND THE UNCERTAINTY OF FUTURE GOVERNMENT REGULATION, OUR CURRENT BUSINESS PLAN MAY BECOME OBSOLETE AND WE MAY BE UNABLE TO MAINTAIN A COMPETITIVE POSITION IF WE ARE UNABLE TO SUCCESSFULLY ADJUST OUR PRODUCTS, SERVICES AND BUSINESS STRATEGIES AS REQUIRED.

    In the future, we may become subject to more intense competition due to the development of new technologies, an increased supply of domestic and international transmission capacity, the consolidation in the industry among local and long distance service providers and the effects of deregulation resulting from the Telecommunications Act of 1996. The introduction of new services and products or the emergence of new technologies may change the cost or increase the supply of services and products similar to those which we provide. We cannot predict which of many possible future product and service offerings will be crucial to maintain our competitive position or what expenditures will be required to develop profitably and provide such products and services. Prices for our services to carriers specifically, and interstate services in general, may decline over the next several years due primarily to price competition to the extent that network providers continue to install networks that compete with our network. We also believe that there will be technological advances that will permit substantial increases in the transmission capacity of both new and existing fiber.

    A LIMITED NUMBER OF CUSTOMERS HAS ACCOUNTED FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUES.

    Historically, a limited number of customers has accounted for a significant percentage of our revenues. In 1999, three customers accounted for 18%, 16% and 13% of revenues, respectively. In 2000, two customers accounted for 16% and 10% of revenues, respectively. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues of a small number of customers.

RISKS RELATING TO THE EXPANSION AND OPERATION OF OUR FIBER OPTIC NETWORK

    THE SUCCESSFUL, TIMELY AND COST-EFFECTIVE EXPANSION OF OUR FIBER OPTIC NETWORK WITHIN THE NORTHEAST AND INTO THE MID-ATLANTIC REGION IS CRUCIAL TO OUR BUSINESS PLAN, AND DEPENDS UPON NUMEROUS FACTORS BEYOND OUR CONTROL.


    Our ability to achieve our strategic objectives depends in large part upon the successful, timely and cost-effective expansion of our fiber optic network within the Northeast and into the Mid-Atlantic region. Among the major factors that could affect our success are:



    - any delay or difficulty experienced by Consolidated Edison Communications in the performance of its obligations under our agreement with it; and


    - the failure of both affiliated and third-party suppliers or contractors to meet their obligations to construct and maintain significant portions of our fiber optic network in a timely and cost-effective manner.

    Either of these factors, or other factors, over which we have little control, could significantly hinder our ability to complete our network and execute our business plan. To date, Consolidated Edison Communications has failed to deliver certain network assets in a timely fashion under our original agreement with it.



    THE EXPENDITURES NECESSARY TO SUFFICIENTLY EXPAND OUR FIBER OPTIC NETWORK AND DEVELOP OUR SERVICES IN ORDER TO SATISFY THE CURRENT AND FORECASTED DEMANDS OF OUR CUSTOMERS MAY SURPASS OUR AVAILABLE CASH, AND WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL TO DEVELOP OUR SERVICES ON A TIMELY BASIS AND ON ACCEPTABLE TERMS.



    Although we have expended significant resources in building our network and the development of our customer base, we will require significant additional cash in order to expand our geographic coverage and the range of services which we can offer throughout our service area in order to be competitive in our market. These expenditures for expansion and for more services, together with associated operating expenses, may reduce our cash flow and profitability until we establish an adequate customer base throughout all of our coverage areas. To date, we have expended substantial amounts on construction of our network from the proceeds of our financing activities and, accordingly, we have generated negative cash flow. We may need to obtain additional capital to carry out our planned expansion of our services and to increase our service territory and we cannot assure you that additional financing will be available to us or, if available, that we can obtain it on a timely basis and on acceptable terms.


    WE OBTAIN SOME OF THE KEY COMPONENTS USED IN OUR FIBER OPTIC NETWORK FROM A SINGLE SOURCE OR A LIMITED GROUP OF SUPPLIERS, AND THE PARTIAL OR COMPLETE LOSS OF ONE OF THESE SUPPLIERS COULD DISRUPT OUR OPERATIONS AND RESULT IN A SUBSTANTIAL LOSS OF REVENUES.


    We depend upon a small group of suppliers for some of the key components and parts used in our network. In particular, we purchase cable from Lucent-Fitel and from Corning, and we purchase fiber optic equipment from Nortel Networks, Cisco Systems and Sycamore Networks. Any delay or extended interruption in the supply of any of the key components, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into our network could disrupt our operations.


    OUR FIBER OPTIC NETWORK, WHICH IS OUR SOLE SOURCE OF REVENUE, IS VULNERABLE TO PHYSICAL DAMAGE, CATASTROPHIC OUTAGES, POWER LOSS AND OTHER DISRUPTIONS BEYOND OUR CONTROL, AND THE OCCURRENCE OF ANY OF THESE FAILURES COULD RESULT IN IMMEDIATE LOSS OF REVENUES, PAYMENT OF OUTAGE CREDITS TO OUR CUSTOMERS AND, MORE IMPORTANTLY, THE LOSS OF OUR CUSTOMERS' CONFIDENCE AND OUR BUSINESS REPUTATION.

    Our success in marketing our services to our customers requires that we provide high reliability, high bandwidth and a secure network. Our network and the infrastructure upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions beyond our control that may cause interruptions in service or reduced capacity for customers. Our agreements with our customers typically provide for the payment of outage related credits (a predetermined reduction or offset against our lease rate when a customer's leased facility is non-operational or otherwise does not meet certain operating parameters) or damages in the event of a disruption in service. These credits or damages could be substantial and could significantly decrease our net revenues. Significant or lengthy outages would also undermine our customers' confidence in our fiber optic network and injure our business reputation.

RISKS RELATING TO OUR RIGHTS-OF-WAY

    WE COULD LOSE THE CONTRACT RIGHTS UPON WHICH WE RELY TO OPERATE AND MAINTAIN OUR NETWORK IN THE EVENT OF BANKRUPTCY PROCEEDINGS RELATING TO ONE OR MORE OF THE THIRD PARTIES THAT HAVE GRANTED TO US THE RIGHT TO BUILD AND OPERATE OUR NETWORK USING THEIR RIGHTS-OF-WAY.

    The construction and operation of significant portions of our fiber optic network depend upon contract rights known as indefeasible rights-of-use. Indefeasible rights-of-use are commonly used in the telecommunications industry, but remain a relatively new concept in property law. Although indefeasible rights-of-use give the holder a number of rights to control the relevant rights-of-way or fiber optic filaments, legal title remains with the grantor of the rights. Therefore, the legal status of indefeasible rights-of-use remains uncertain, and our indefeasible rights-of-use might be voidable in the event of bankruptcy of the grantor. If we were to lose an indefeasible right-of-use in a key portion of our network, our ability to service our customers could become seriously impaired and we could be required to incur significant expense to resume the operation of our fiber optic network in the affected areas.

    DESPITE OUR EXISTING RIGHTS-OF-WAY, WE MAY BE FORCED TO MAKE SUBSTANTIAL ADDITIONAL PAYMENTS TO THE AFFECTED LANDOWNERS OR REMOVE OUR NETWORK FROM THEIR PROPERTY, WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS AND OUR RESULTS OF OPERATIONS.

    Our indefeasible rights-of-use depend on the grantor's interest in the property on which our network is located. To the extent that a grantor of an indefeasible right-of-use has a limited easement in the underlying property and not full legal title, the adequacy of our indefeasible rights-of-use could be challenged in court. For example, in May 1999, AT&T entered into a costly settlement of a class action suit brought by landowners who asserted that the railroad-based rights-of-way upon which AT&T had relied to build portions of its fiber optic network were insufficient to permit AT&T to use these rights-of-way for telecommunications purposes.

    We believe that it is likely that a number of landowners may make similar claims against us based on our use of utility rights-of-way for our telecommunications purposes. In fact, some landowners have already asserted claims against us on this basis, and, to date, in two cases, rather than electing to contest the landowners' interpretation of the scope of the easement, we have made a payment to such landowners to acquire rights-of-way meeting our requirements. We believe that the easements granted by a substantial number of landowners to grantors of our indefeasible rights-of-use are similar in scope to those with respect to which claims have been asserted, and we cannot guarantee that additional claims will not be made in the future.

    BECAUSE SIGNIFICANT PORTIONS OF OUR FIBER OPTIC NETWORK ARE CONSTRUCTED UPON RIGHTS-OF-WAY CONTROLLED BY ELECTRIC UTILITY COMPANIES WHICH GENERALLY PLACE THE OPERATION OF THEIR ELECTRICAL FACILITIES AHEAD OF THE OPERATION OF OUR FIBER OPTIC NETWORK, WE MAY BE UNABLE TO CONSTRUCT AND OPERATE OUR FIBER OPTIC NETWORK IN THE AFFECTED AREAS WITHOUT PERIODIC INTERRUPTIONS AND DELAYS CAUSED BY THE DAY-TO-DAY OPERATIONS OF THESE UTILITY COMPANIES.


    Our rights-of-way agreements with NU, Central Maine Power Company (a subsidiary of Energy East Corporation) and Consolidated Edison
Communications, Inc. contain provisions which acknowledge the right of these companies to make the provision of electrical services to their own customers their top priority. These companies are required only to exercise "reasonable care" with respect to our facilities and are otherwise free to take whatever actions they deem appropriate with respect to ensuring or restoring service to their electricity customers, any of which actions could impair operation of our network. In addition, some of our ongoing operational efforts are constrained by the limited ability of the utilities to de-energize segments of their transmission and distribution facilities in order to permit construction crews to work safely. We have experienced construction delays in the past as a result of such inability to timely de-energize certain segments and we may experience such delays in the future.

RISKS RELATING TO GOVERNMENT REGULATION

    FEDERAL REGULATION OF THE TELECOMMUNICATIONS INDUSTRY IS CHANGING RAPIDLY AND WE COULD BECOME SUBJECT TO UNFAVORABLE NEW RULES AND REQUIREMENTS WHICH COULD IMPOSE SUBSTANTIAL FINANCIAL AND ADMINISTRATIVE BURDENS ON US AND INTERFERE WITH OUR ABILITY TO SUCCESSFULLY EXECUTE OUR BUSINESS STRATEGIES.

    Regulation of the telecommunications industry is changing rapidly. Existing and future federal, state, and local governmental regulations will greatly influence our viability. Consequently, undesirable regulatory changes could adversely affect our business, financial condition and results of operations.

    REVENUES FROM TELECOMMUNICATIONS PROVIDED TO END-USERS, WHICH REPRESENT A PORTION OF OUR REVENUES, ARE SUBJECT TO CONTRIBUTIONS TO THE FCC'S UNIVERSAL SERVICE FUND.


    While we generally do not deal directly with end-users of telecommunications and are therefore generally exempt from contributing to the FCC's Universal Service Fund, the FCC treats certain Internet service providers purchasing telecommunications as end-users. Our revenues from providing telecommunications to end-users, which represent a portion of our revenues, are therefore subject to an assessment of 6.8% for the second and third quarters of 2001. Such assessments vary and may increase from quarter to quarter. If the annual contribution amount would be less than $10,000, we would qualify for a DE MINIMUS exemption from contribution to the Fund.


    IF WE BECOME SUBJECT TO REGULATION AS A COMMON CARRIER IN THE FUTURE, WE WOULD BE SUBJECT TO ADDITIONAL REGULATORY REQUIREMENTS.

    We do not believe that we are currently a "common carrier," but that status could change based on differing interpretations of current regulations, regulatory changes and changes in the way we conduct our business. If we become regulated as a common carrier, we would have to file tariffs for our services with the FCC and submit other reports, and would be required to contribute to federal funds including, but not limited to, those established for Telecommunications Relay Services, for the management of the North American Numbering Plan and for Local Number Portability. These regulatory requirements could impose substantial burdens on us.

    The Communications Act of 1934 requires incumbent local telephone companies to provide elements of their networks to competitors on an unbundled basis. In a recent decision, the FCC determined that dark fiber is a network element that incumbent local telephone companies must provide to others. The availability of this alternative source of supply may increase competition among providers of dark fiber services and could decrease the demand for our dark fiber.

    REGULATORY CHANGES COULD AFFECT RELATIONSHIPS BETWEEN US, OUR COMPETITORS AND CUSTOMERS IN UNFORESEEABLE WAYS THAT COULD REDUCE OUR BUSINESS OPPORTUNITIES.

    Our relationships with the telecommunications companies with whom we deal are all affected by our respective positions in the FCC's regulatory scheme. Accordingly, changes in federal telecommunications law may affect our business by virtue of the interrelationships that exist among us and many of these regulated telecommunications entities. It is difficult for us to forecast at this time how these changes will affect us in light of the complex interrelationships that exist in the industry and the different levels of regulation.

    STATE REGULATION OF COMPANIES PROVIDING TELECOMMUNICATIONS SERVICES VARIES SUBSTANTIALLY FROM STATE TO STATE AND WE MAY BECOME SUBJECT TO BURDENSOME AND RESTRICTIVE STATE REGULATIONS AS WE EXPAND OUR FIBER OPTIC NETWORK INTO A BROADER GEOGRAPHIC AREA, WHICH COULD INTERFERE WITH OUR OPERATIONS AND OUR ABILITY TO MEET OUR STRATEGIC OBJECTIVES.

    We may be subject to state regulation, which can vary substantially from state to state. NEON Optica's subsidiaries in New York and Connecticut have obtained authority to provide intrastate telecommunications services on a competitive common carrier basis. Therefore, these subsidiaries are subject to the obligations that applicable law places on all similarly certificated common carriers including the filing of tariffs, state regulation of certain service offerings, pricing, payment of regulatory fees and reporting requirements. The costs of compliance with these regulatory obligations, or any of the regulatory requirements of other states to which we might become subject, could have a material adverse effect on our operations. Moreover, some of our rights-of-way depend on our status as a common carrier in these states, and if that status were to be successfully challenged, those rights-of-way could be terminated.

    MUNICIPAL REGULATION OF OUR ACCESS TO PUBLIC RIGHTS-OF-WAY IS SUBJECT TO CHANGE AND COULD IMPOSE ADMINISTRATIVE BURDENS THAT WOULD ADVERSELY AFFECT OUR BUSINESS.

    Local governments typically retain the ability to license public rights-of-way, subject to the federal requirement that local governments may not prohibit the provision of telecommunications services. Changes in local government regulation could impose additional costs on our business and limit our operations. Local authorities affect the timing and costs associated with our use of public rights-of-way.

RISKS RELATING TO OUR CAPITALIZATION

    BECAUSE WE HAVE A LARGE AMOUNT OF DEBT, WE WILL BE REQUIRED TO DEVOTE A SIGNIFICANT PORTION OF OUR CASH FLOW TO PAY INTEREST AND WE MAY NOT HAVE SUFFICIENT REMAINING CASH FLOW TO MEET OUR OTHER OBLIGATIONS AND EXECUTE OUR BUSINESS STRATEGIES.


    We are highly leveraged. Our high degree of debt, including our $15,000,000 and $11,500,000 18% subordinated convertible notes due August 15, 2008 and NEON Optica's $180 million 12 3/4% Senior Notes Due 2008, could have adverse consequences to the holders of NEON Communications' equity securities. Commencing on August 15, 2002, a substantial portion of our cash flow will be dedicated to the payment of the $22,950,000 per annum of interest expense associated with our debt and such cash flow may be insufficient to meet our payment obligations on our debt in addition to paying our other obligations as they become due. In addition, due to our leverage ratio, our ability to obtain any necessary financing in the future for completion of our network or other purposes may be impaired. Also, certain of our future borrowings may be at variable rates of interest that could cause us to be vulnerable to increases in interest rates. Because we are highly leveraged, we may be at a competitive disadvantage to our competitors and may be especially vulnerable to a downturn in our business or the economy generally, or to delays in or increases in the costs of operating and constructing our network.


    IN CONNECTION WITH NEON OPTICA'S SUBSTANTIAL PUBLIC DEBT, NEON OPTICA HAS AGREED TO SIGNIFICANT RESTRICTIONS ON ITS OPERATIONS THAT LIMIT OUR ABILITY TO ENTER INTO MAJOR CORPORATE TRANSACTIONS, AND AS A RESULT WE MAY BE UNABLE TO PURSUE POTENTIAL CORPORATE OPPORTUNITIES WHICH WOULD BENEFIT NEON COMMUNICATIONS AND ITS STOCKHOLDERS.

    The indenture under which NEON Optica's debt was issued imposes significant operating and financing restrictions on us and our present and future subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, our ability to incur indebtedness, pay dividends and make other restricted payments, create liens, issue and sell capital stock of subsidiaries, guarantee indebtedness, sell assets or consolidate, merge or transfer all or substantially all of our assets. These limitations could prevent us from exploiting corporate opportunities as they arise, which could be detrimental to the interests of our stockholders.

    OUR STOCK PRICE IS VOLATILE.

    The stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of any specific public companies. The market price of our

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common stock has fluctuated widely in the past year and is likely to continue to fluctuate in the future. Factors that may have a significant impact on the market price of our common stock include:

    - future announcements concerning us or our competitors;

    - our ability to obtain future financing;

    - delays in the expansion of our network and in general implementation of our business plan;

    - results of technological innovations; and

    - changes in recommendations of securities analysts and rumors that may be circulated about us or our competitors.

    Our future earnings and stock price may be subject to significant volatility. Shortfalls in our revenues or earnings or delays in network build-out in any given period relative to the levels and schedule expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management's attention and resources which could, in turn, have a material adverse effect on our business and financial condition.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus or incorporated by reference in this prospectus or contained in any prospectus supplement that are not statements of historical fact may be deemed to be forward-looking statements. We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "will," "could," or "may" or other words that convey uncertainty of future events or outcomes to identify forward-looking statements. There are a number of important factors that could cause our results to differ materially from the results anticipated by these forward-looking statements. Factors that could contribute to these differences include those discussed under "Risk Factors" in this prospectus or in any prospectus supplement as well as documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These risks include:

    - our need for additional financing;

    - our history of significant net losses;

    - the cost, funding and timing of our network expansion;

    - our small number of customers and difficulties in obtaining new customers;

    - service disruptions on our network;

    - government regulation; and

    - disputes regarding or loss of rights of way through which our network runs.

    You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

                                       8
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                                USE OF PROCEEDS

    Unless we otherwise indicate in the applicable prospectus supplement, we intend to use the net proceeds of this offering, if any, together with other available funds, for operating costs, capital expenditures and working capital needs and other general corporate purposes. We have not identified precisely the amounts we plan to spend on each of these areas or the timing of such expenditures. The amounts actually expended for each purpose may vary significantly depending on numerous factors, including the amount and timing of the proceeds from this offering and our ability to generate revenues. In addition, expenditures will also depend upon the availability of other financing and other factors.

    We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus or in a prospectus supplement relating to the specific offering.

                          THE SECURITIES WE MAY OFFER

    The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate particular terms in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

    We may sell from time to time, in one or more offerings:

    - common stock;

    - preferred stock;

    - debt securities; and/or

    - warrants to purchase any of the securities listed above.

    In this prospectus, we will refer to the common stock, preferred stock, debt securities and warrants collectively as "securities." The total dollar amount of all securities that we may issue will not exceed $25,000,000.

    If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

    This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

                                       9
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          DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK WE MAY OFFER

    The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our restated certificate of incorporation and by-laws, which are incorporated by reference into the registration statement which includes this prospectus. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. The terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below to the extent indicated in any prospectus supplement.


    Under our restated certificate of incorporation, we may issue up to 60,000,000 shares of common stock $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share. As of August 28, 2001, we had 21,335,061 shares of common stock outstanding held by approximately
100 stockholders of record. As of August 28, 2001, no shares of preferred stock were outstanding.


COMMON STOCK

    VOTING. Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

    DIVIDENDS. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.

    LIQUIDATION AND DISSOLUTION. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock.

    OTHER RIGHTS AND RESTRICTIONS. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

    LISTING. Our common stock is listed on the Nasdaq National Market under the symbol "NOPT."

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is Equiserve LLP, 150 Royall Street, Canton, MA 02021.

PREFERRED STOCK

    GENERAL. Our restated certificate of incorporation authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, redemption privileges, liquidation preferences, conversion rights, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the

                                       10
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form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

    - the title and stated value;

    - the number of shares we are offering;

    - the liquidation preference per share;

    - the purchase price;

    - the dividend rate, period and payment date, and method of calculation for dividends, if any;

    - whether any dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

    - the provisions for a sinking fund, if any;

    - the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

    - any listing of the preferred stock on any securities exchange or market;

    - whether the preferred stock will be convertible into our common stock and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

    - whether the preferred stock will be exchangeable into debt securities and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

    - voting rights, if any, of the preferred stock;

    - preemption rights, if any;

    - restrictions on transfer, sale or other assignment, if any;

    - whether interests in the preferred stock will be represented by depositary shares;

    - a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

    - the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

    - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

    - any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

    When we issue shares of preferred stock under this prospectus, the shares, when issued in accordance with the terms of the applicable agreement, will be validly issued, fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

    VOTING. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposed amendment to our certificate of incorporation that would adversely affect the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

    OTHER. The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of

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our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions or dividends on our capital stock.

    The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our current management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation.

ANTI-TAKEOVER PROVISIONS

    Provisions of Delaware law and our restated certificate of incorporation and by-laws could delay, make more difficult or prevent the acquisition of our company and the removal of our incumbent officers and directors. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    DELAWARE ANTI-TAKEOVER STATUTE. Section 203 of the Delaware corporations statute is applicable to publicly held corporations organized under the laws of Delaware, including us. Subject to various exceptions, Section 203 provides that a corporation may not engage in any "business combination" with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions which result in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or was the owner of 15% or more of the outstanding voting stock within the previous three years. Section 203 may make it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. The stockholders may elect not to be governed by Section 203, by adopting an amendment to the corporation's certificate of incorporation or by-laws which becomes effective twelve months after adoption. Our restated certificate of incorporation and by-laws do not exclude us from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

    RESTATED CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

    Our restated certificate of incorporation and by-laws provide:

    - That directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote.

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
    - That any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

    The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.

    Our restated certificate of incorporation and by-laws also provide that:

    - Stockholder action may not be taken by written consent in lieu of a meeting.

    - Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting.

    These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

    Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal the foregoing provisions relating to stockholder action by written consent and special meetings of stockholders. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be then outstanding. Our by-laws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of the shares of our capital stock issued and outstanding and entitled to vote.

                                       13
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                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

    The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

    We may elect to issue debt securities, either separately or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be issued in one or more series. Each series of debt securities will be issued pursuant to an indenture, to be entered into by us and a trustee, who will be legally obligated to carry out the terms of the indenture. Subject to restrictions in any indenture or credit agreement to which we are a party, any senior notes that we may issue will be issued under one or more senior indentures that we will enter into with a trustee to be named in the senior indenture. Any subordinated notes that we may issue will be issued under one or more subordinated indentures that we will enter into with a trustee to be named in the subordinated indenture. We use the term "indentures" to refer to both the senior indentures and the subordinated indentures. The indentures will be qualified under the Trust Indenture Act. We use the term "trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

    The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

    We conduct our operations through NEON Optica, Inc., our subsidiary. Our rights and the rights of our creditors, including holders of debt securities, to the assets of our subsidiary upon our subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of our subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiary's creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us from incurring indebtedness.

GENERAL

    We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

    - the title;

    - any limit on the aggregate principal amount that may be issued;

    - whether or not we will issue the series of notes in global form, the terms and who the depository will be;

    - the maturity date;

    - the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining those dates;

    - if applicable, the conditions under which we may pay interest in shares of our common stock;

    - whether or not the notes will be secured or unsecured, and the terms of any secured debt;

                                       14
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    - whether or not the notes will be subordinated to any of our other indebtedness and the terms of such subordination;

    - the place where payments of principal and any premium or interest will be payable;

    - our right, if any, to defer payment of interest and the maximum length of any such deferral period;

    - the date, if any, after which, and the price at which we may, at our option, redeem or purchase the series of notes pursuant to any optional redemption provisions;

    - the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

    - whether the indenture will restrict our ability to pay dividends; or will require us to maintain any asset ratios or reserves;

    - whether we will be restricted from incurring any additional indebtedness or issuing additional securities;

    - a discussion on any material or special United States federal income tax considerations applicable to the notes;

    - the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

    - any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

    We may issue the debt securities as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

    - is issued at a price lower than the amount payable upon its stated maturity; and

    - provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, will become due and payable.

    United States federal income tax considerations applicable to debt securities sold at an original issue discount security will be described in the applicable prospectus supplement. In addition, United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

CONVERSION OR EXCHANGE RIGHTS

    We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for our common stock or other securities and how the exchange rate or conversion ratio will be calculated. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive on exercise or conversion would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

    Unless otherwise noted in the applicable prospectus supplement, the indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise

                                       15
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dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

    The following will be events of default under the indentures with respect to any series of notes that we may issue:

    - if we fail to pay interest when due and our failure continues a period of time to be specified in the applicable prospectus supplement and the time for payment has not been extended or deferred;

    - if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

    - if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for a period of time to be specified in the applicable prospectus supplement after we receive notice from the trustee or holders of not less than a fixed percentage in aggregate principal amount of the outstanding notes of the applicable series; and

    - if specified events of bankruptcy, insolvency or reorganization occur to us.

    If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of not less than a fixed percentage in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

    The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture. Any waiver shall cure the default or event of default.

    We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

    We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

    - to fix any ambiguity, defect or inconsistency in the indenture; and

    - to change anything that does not materially adversely affect the interests of any holder of notes of any series.

    In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

    - extending the fixed maturity of the series of notes;

    - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

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    - reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

FORM, EXCHANGE AND TRANSFER

    We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

    At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

    We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

    If the notes of any series are redeemable and we elect to redeem such notes, we will not be required to:

    - issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business a specified number of days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

    - register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

INFORMATION CONCERNING THE TRUSTEE

    The trustee, other than during the occurrence and continuance of an event of default under an indenture, will undertake to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee will be under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

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PAYMENT AND PAYING AGENTS

    Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

    We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in New York, New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

    All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

    The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES

    The subordinated notes we may offer will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. Any subordinated indenture that we enter will not limit the amount of subordinated notes that we may issue. It also will not limit us from issuing any other secured or unsecured debt.

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                      DESCRIPTION OF WARRANTS WE MAY OFFER

    The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

GENERAL

    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities, or any combination of the foregoing, in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

    We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

    We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

    - the offering price and aggregate number of warrants offered;

    - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of each security;

    - if applicable, the beginning date on which the warrants and the related securities will be separately transferable;

    - in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

    - in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

    - the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

    - the terms of any rights to redeem or call the warrants;

    - any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

    - the dates on which the right to exercise the warrants will commence and expire;

    - the manner in which the warrant agreement and warrants may be modified;

    - material United States federal income tax consequences of holding or exercising the warrants;

    - the terms of the securities issuable upon exercise of the warrants; and

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    - any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

    Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

    - in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

    - in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. Eastern Standard Time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

    Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds or, if the warrant so provides, surrendering warrants having an aggregate fair market value equal to the exercise price, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

    Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

ENFORCEABILITY OF RIGHTS BY HOLDERS OF WARRANTS

    Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

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                         LEGAL OWNERSHIP OF SECURITIES

    We may issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who will have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons will be the legal holders of the securities. We refer to those persons who will, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders will not be legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

    We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

    Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

    As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

    We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

    For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

    Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations

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to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

    For example, once we make a payment or give a notice to the holder, we will have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders will be up to the holders.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

    If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

    - how it handles securities payments and notices;

    - whether it imposes fees or charges;

    - how it would handle a request for the holders' consent, if ever required;

    - whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

    - how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

    - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

    A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

    Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

    If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize an indirect holder as a holder of securities and instead will deal only with the depositary that holds the global security.

    If securities are issued only in the form of a global security, an investor should be aware of the following:

    - an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

    - an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "Legal Ownership of Securities;"

    - an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

    - an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

    - the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

    - the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

    - financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

    In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

    The global security will terminate when the following special situations occur:

    - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

    - if we notify any applicable trustee that we wish to terminate that global security; or

    - if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

    The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not us or any applicable trustee, will be responsible for deciding the names of the institutions that will be the initial direct holders.

                              SELLING STOCKHOLDER



    Ramius Securities LLC, who is acting as an underwriter with respect to some of the securities being offered by this prospectus, is also offering for resale up to 50,000 shares of our common stock that it may acquire upon exercise of warrants granted to it in connection with the Flexible Underwritten Equity FaciLity (FUEL-TM-) Agreement, referred to as the underwriting agreement, described under the heading "Plan of Distribution" in this prospectus. We will not receive any proceeds from the sale of these shares. Other than as contemplated by the underwriting agreement, Ramius Securities LLC has not had any material relationship with us in the past three years. Ramius Securities LLC does not currently own any shares of our common stock and is not expected to own any shares of our common stock after completion of the offering of the 50,000 shares described above.


                              PLAN OF DISTRIBUTION

    We may sell the securities being offered hereby in one or more of the following ways from time to time:

    - through agents to the public or to one or more purchasers;

    - through dealers to the public or to one or more purchasers;

    - to or through underwriters for resale to the public or to one or more purchasers;

    - directly to one or more purchasers; or

    - through a combination of such methods.

    We may distribute the securities from time to time in one or more transactions at:

    - a fixed price or prices, which may be changed;

    - market prices prevailing at the time of sale;

    - prices related to the prevailing market prices; or

    - negotiated prices.

    We will set forth in a prospectus supplement the terms of the offering of securities, including:

    - the name or names of any agents, dealers or underwriters;

    - the purchase price of the securities being offered and the proceeds we will receive from the sale;

    - any over-allotment options under which underwriters may purchase additional securities from us;

    - any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

    - any public offering price;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which the securities may be listed.

AGENTS

    We may designate agents from time to time to solicit purchases of our securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. We may also sell our securities to an agent as principal.

    We have entered into an engagement letter, as amended, with BNY Capital Markets, Inc., referred to as BNYCMI, pursuant to which BNYCMI has agreed to act as our exclusive financial advisor and agent with respect to the placement of our equity securities pursuant to an equity line of credit. At such time as we accept in writing a commitment from a third party to provide us with an equity line of credit, BNYCMI will be entitled to an initial success fee in cash equal to 0.5% of the maximum aggregate dollar amount that we may draw down under the equity line of credit, before deducting any applicable discounts or commissions. In addition, BNYCMI will be entitled to a draw-down success fee in cash equal to 2.5% of the gross proceeds we receive from the sale of any equity securities under such equity line of credit, before deducting any discounts or commissions. We have agreed to reimburse BNYCMI for its reasonable expenses, including the reasonable fees and disbursements of its attorneys, incurred in the performance of its services under the engagement letter. We have also agreed to indemnify BNYCMI from and against any and all actions arising out of or in connection with the engagement letter. Upon the execution of the Flexible Underwritten Equity FaciLity Agreement with Ramius Securities, LLC described below, we are required to pay to BNYCMI an initial success fee of $37,765.

DEALERS

    If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

UNDERWRITERS

    If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, at market prices determined at the time of sale, at prices related to such market prices or at negotiated prices. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement which will be described in a prospectus supplement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

DIRECT SALES

    We may also sell securities directly to one or more purchasers without using underwriters or agents. The purchaser may then resell the securities to the public at varying prices to be determined by the purchaser at the time of resale.

    Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

    Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

    Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

PASSIVE MARKET MAKING

    Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid then must be lowered when certain purchase limits are exceeded.

EXISTING UNDERWRITING ARRANGEMENT

    We have entered into a Flexible Underwritten Equity FaciLity (FUEL-TM-) Agreement, referred to as the underwriting agreement, dated July 20, 2001, with Ramius Securities LLC, as underwriter. Pursuant to the underwriting agreement, we have agreed to issue and sell through the underwriter shares of our common stock from time to time until the second anniversary date of the effectiveness of this registration statement, unless earlier terminated in accordance with the terms of the underwriting agreement. We may issue and sell that number of shares of our common stock the sale of which, in the manner contemplated by the underwriting agreement, could result in up to a maximum of $7,552,998 in aggregate gross proceeds to us, provided that the aggregate number of shares of common stock we sell pursuant to the underwriting agreement shall not exceed 1,875,000 shares. Subject to the conditions described in the underwriting agreement, on any trading day that the underwriting agreement is in effect, we may elect to issue and sell through the underwriter a number of shares of our common stock with an aggregate value of not less than $1,500,000 nor more than $4,000,000 during a capital raising period of five trading days by giving the underwriter a capital demand notice. In each notice we will specify a minimum offering price per share at which we are willing to sell the shares of our common stock to the underwriter.

    The underwriter will sell shares of our common stock on a firm commitment basis and on a best efforts basis. The number of shares to be sold on a firm commitment basis will equal the number of shares whose proceeds equal the lesser of (i) the sum of the qualified daily trading limit for each day during the capital raising period or (ii) $1,000,000. The qualified daily trading limit shall be the lesser of the amount in the capital demand notice divided by five, which represents the number of days in a capital raising period, or 10% of the dollar trading volume of our common stock, excluding block trades of 10,000 shares or more, traded on each trading day during the capital raising period that trade at or above the minimum offering price. The underwriter's obligation to sell shares of our common stock during any capital raising period will be null and void if the aggregate value of the number of shares to be sold on a firm commitment basis is less than $100,000. The number of shares to be sold on a best efforts basis will equal the number of shares of common stock resulting in proceeds to us equal to the difference between the amount specified in the capital demand notice and the firm commitment amount.

    The shares of our common stock sold under the underwriting agreement will be sold at prices related to the prevailing market price for such securities, and, therefore, we are unable to determine the amount of proceeds that we will raise or the commissions we will be required to pay.

    The underwriter's purchase price for the shares will be the daily volume weighted average price for that trading day, excluding block trades of 10,000 shares or more, as reported on Bloomberg Financial LP, less an underwriting discount of between 4% and 5% (based on our market capitalization on the day we provide a capital demand notice to the underwriter).

    Under some circumstances, the underwriter will not be obligated to sell any shares of our common stock. These circumstances include the withdrawal or suspension of the effectiveness of this registration statement, our failure to maintain the listing of our common stock on the Nasdaq National Market or Nasdaq SmallCap Market, our failure to satisfy certain requirements or comply with certain covenants, the merger, consolidation or sale of all or substantially all of our assets, or the occurrence of an event which makes any statement of material fact in this prospectus, the registration statement of which this prospectus is a part, any amendment to such registration statement, any supplement to this prospectus or any document incorporated by reference in this prospectus, untrue in any material respect or requires us to amend the registration statement of which this prospectus is a part.

    The underwriting agreement may be terminated by the underwriter as follows:

    - as a result of a breach by us of any representation, warranty or covenant or other obligation in connection with the agreement;

    - our failure to comply with certain specified covenants;

    - if we merge or consolidate with another entity or sell all or substantially all of our assets;

    - the reasonable determination by the underwriter that the adoption of, change in, or any change in interpretation or application of any rule, regulation, law, guideline or treaty, makes it illegal or materially impracticable for the underwriter to fulfill its commitment pursuant to the terms of the agreement; or

    - our failure to maintain the listing of our common stock on the Nasdaq National Market or Nasdaq SmallCap Market or the suspension of trading on any such market.

We may terminate the underwriting agreement, in our sole discretion, at any time.

    We have issued to the underwriter a warrant to purchase up to 50,000 shares of our common stock. The warrant initially granted the underwriter the right to purchase 14,326 shares of our common stock upon execution of the underwriting agreement. In addition, the warrant will grant the underwriter the right to acquire an additional number of shares of our common stock equal to 10% of the number of shares of our common stock sold during each capital raising period, up to a maximum of an additional 35,674 shares. The warrant has an exercise price of $6.98 per share, which is equal to 115% of the volume weighted average price of our common stock on the trading day immediately preceding the date of the warrant agreement pursuant to which we issued the warrant to the underwriter. The underwriter may not exercise, sell, transfer, assign, hypothecate or otherwise dispose of the warrant for a period of one year from the date of the warrant agreement. Furthermore, if at any time after the first anniversary but before the fifth anniversary of the date of the warrant agreement we register shares of our common stock for sale to the public under the Securities Act of 1933, other than in connection with a merger or a registration statement on Form S-8, the underwriter has a right to request that we include in such registration the shares of our common stock which the underwriter may acquire upon exercise of the warrant.

    We have agreed to pay the reasonable out-of-pocket expenses of the underwriter, up to a maximum of $50,000, in connection with the execution of the underwriting agreement and have further agreed to pay the underwriter's reasonable out-of-pocket expenses relating to due diligence, up to a maximum of $8,000, upon the first capital demand notice in any quarter.

    We have also agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. In connection with the underwriting agreement, we have agreed to pay a finder's fee to BNYCMI, as described above under the heading "Agents". Moreover, the underwriter has agreed to pay a finder's fee to RAM Capital Resources, LLC for introducing us to the underwriter.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    Our consolidated financial statements and schedules incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act. You can find, copy and inspect information filed by us with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by us with the Securities and Exchange Commission at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. You can review our electronically filed reports, proxy and information statements on the Securities and Exchange Commission's web site at http://www.sec.gov. Our common stock trades on the Nasdaq National Market under the symbol "NOPT." Therefore, you can inspect reports, proxy statements and other information concerning NEON Communications at the offices of the National Association of Securities Dealers, Inc., National Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at any address listed above or from the Securities and Exchange Commission's web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

    We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

    (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by a Form 10-K/A filed with the SEC on April 30, 2001.

    (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.


    (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.



    (4) Our definitive proxy materials for our Annual Meeting of Stockholders to be held on July 31, 2001.



    (5) Our Current Report on Form 8-K, filed with the SEC on July 24, 2001.



    (6) All our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement.



    (7) The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on September 14, 2000, including any amendments or reports filed for the purpose of updating that description.


    You may request, orally or in writing, a copy of these documents, which will be provided to you without charge, by contacting:

                           NEON Communications, Inc.
                              2200 West Park Drive
                        Westborough, Massachusetts 01581
                            Attn: Investor Relations
                           Telephone: (508) 616-7800

    You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by NEON Communications. All amounts shown are estimates except the SEC registration fee.

SEC registration fee........................................  $  6,250
NASD filing fee.............................................  $  3,000
Printing and engraving expenses.............................  $ 50,000
Legal fees and expenses.....................................  $ 50,000
Accounting fees and expenses................................  $ 50,000
Miscellaneous...............................................  $ 15,750
                                                              --------
    Total expenses..........................................  $175,000
                                                              ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Certificate of Incorporation.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Our certificate of incorporation provides that we will, to the fullest extent permitted by Delaware law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of a person seeking indemnification in connection with such action, suit or proceeding and any appeal therefrom.

    As a prerequisite to indemnification under our certificate of incorporation, the person seeking indemnification must notify us in writing as soon as practicable of any action, suit, proceeding or investigation involving him or her for which indemnification will or could be sought. With respect to any action, suit, proceeding or investigation of which we are so notified, we will be entitled to participate therein at our own expense and/or to assume the defense of the action at our own expense, with legal counsel reasonably acceptable to the person seeking indemnification.

    If we do not choose to assume the defense of an action, suit, proceeding or investigation for which we have received notice, we generally will pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by a party seeking indemnification in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred before the final disposition of such matter shall be made only upon receipt of an undertaking by the person seeking indemnification to repay all amounts so advanced in the event that it shall ultimately be determined that the person seeking indemnification is not entitled to be indemnified by us under our certificate of incorporation; provided further, that no such advancement of expenses shall be made if it is determined that the person seeking indemnification did not act in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of NEON Communications, or with respect to any criminal action or proceeding that the person seeking indemnification has reasonable cause to believe such person's conduct was unlawful.

    Our certificate of incorporation does not require us to indemnify any person seeking indemnification in connection with a proceeding initiated by such person unless such initiation was approved by our board of directors. In addition, we will not indemnify any person to the extent such person is reimbursed from the proceeds of an insurance reimbursement. We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers or directors, as the case may be.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.


EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
          1.1*          Form of Underwriting Agreement
          1.2**         Flexible Underwritten Equity FaciLity (FUEL-TM-) Agreement
                        dated July 20, 2001 between the Registrant and Ramius
                        Securities, LLC
          4.1**         Form of Senior Indenture
          4.2**         Form of Subordinated Indenture
          4.3*          Form of Note
          4.4*          Form of Certificate of Designation for the preferred stock
                        (together with preferred stock certificate)
          4.5*          Form of Warrant Agreement (together with form of Warrant
                        Certificate)
          4.6**         Warrant to Purchase Common Stock of the Registrant dated
                        July 20, 2001, issued to Ramius Securities, LLC
          5.1**         Opinion of Hale and Dorr LLP
         12.1**         Statement of Computation of Ratio of Earnings to Fixed
                        Charges
         23.1           Consent of Arthur Andersen LLP
         23.3**         Consent of Hale and Dorr LLP (included in Exhibit 5.1)
         24.1**         Power of Attorney (see page II-4 of this Registration
                        Statement)
         25.1*          Form T-1 Statement of Eligibility of Trustee for Senior
                        Indenture under the Trust Indenture Act of 1939, as amended


------------------------
* To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

**  Previously filed.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1934, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection
(a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on August 31, 2001.


                                                       NEON COMMUNICATIONS, INC.

                                                       By:  /s/ STEPHEN E. COURTER
                                                            -----------------------------------------
                                                            Stephen E. Courter
                                                            CHAIRMAN OF THE BOARD OF DIRECTORS AND
                                                            CHIEF EXECUTIVE OFFICER


                SIGNATURE                                    TITLE                        DATE
                ---------                                    -----                        ----
          /s/ STEPHEN E. COURTER            Chief Executive Officer
    ---------------------------------         (Principal Executive Officer)          August 31, 2001
            Stephen E. Courter                Chairman of the Board of Directors

                                            Vice President, Finance,
          /s/ WILLIAM F. FENNELL              Chief Financial Officer
    ---------------------------------         and Treasurer (Principal Financial     August 31, 2001
            William F. Fennell                and Accounting Officer)

                    *
    ---------------------------------       Director                                 August 31, 2001
            Victor Colantonio

    ---------------------------------       Director                                 August   , 2001
           Katherine E. Dietze

                    *
    ---------------------------------       Director                                 August 31, 2001
             John H. Forsgren

    ---------------------------------       Director                                 August   , 2001
            Michael I. German

    ---------------------------------       Director                                 August   , 2001
            F. Michael McClain

           /s/ DONALD S. PARKER
    ---------------------------------       Director                                 August 31, 2001
             Donald S. Parker

                SIGNATURE                                    TITLE                        DATE
                ---------                                    -----                        ----
                    *
    ---------------------------------       Director                                 August 31, 2001
              Gary D. Simon

                    *
    ---------------------------------       Director                                 August 31, 2001
              Peter A. Rust


*By:                 /s/ STEPHEN E. COURTER
             --------------------------------------
                       Stephen E. Courter
                        ATTORNEY-IN-FACT

EXHIBIT INDEX


EXHIBIT NUMBER                                  DESCRIPTION
--------------                                  -----------
          1.1*          Form of Underwriting Agreement
          1.2**         Flexible Underwritten Equity FaciLity (FUEL-TM-) Agreement
                        dated July 20, 2001 between the Registrant and Ramius
                        Securities, LLC
          4.1**         Form of Senior Indenture
          4.2**         Form of Subordinated Indenture
          4.3*          Form of Note
          4.4*          Form of Certificate of Designation for the preferred stock
                        (together with preferred stock certificate)
          4.5*          Form of Warrant Agreement (together with form of Warrant
                        Certificate)
          4.6**         Warrant to Purchase Common Stock of the Registrant dated
                        July 20, 2001, issued to Ramius Securities, LLC
          5.1**         Opinion of Hale and Dorr LLP
         12.1**         Statement of Computation of Ratio of Earnings to Fixed
                        Charges
         23.1           Consent of Arthur Andersen LLP
         23.3**         Consent of Hale and Dorr LLP (included in Exhibit 5.1)
         24.1**         Power of Attorney (see page II-4 of this Registration
                        Statement)
         25.1*          Form T-1 Statement of Eligibility of Trustee for Senior
                        Indenture under the Trust Indenture Act of 1939, as amended


------------------------

* To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K or, where applicable, incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

**  Previously filed.